Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Andrea Electronics Corporation Form on S-8 (Files Nos. 333-133090, 333-82738, 333-82375, 333-142548) of our report dated March 17, 2011, with respect to our audits of the consolidated financial statements of Andrea Electronics Corporation and Subsidiaries as of December 31, 2010 and 2009 and for the years then ended, which report is included in the Annual Report on Form 10-K of Andrea Electronics Corporation for the year ended December 31, 2010.

/s/ Marcum LLP

Marcum LLP
Melville, New York
March 17, 2011